UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

EATON VANCE CORP.
(Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Two International Place, Boston, Massachusetts		02110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.
below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

INFORMATION INCLUDED IN THE REPORT

Item 2.02.	Results of Operations and Financial Condition
Registrant has reported its results of operations for the three months and fiscal year ended October 31, 2010, as described in Registrant’s news release dated November 23,
2010, a copy of which is furnished herewith as Exhibit 99.1 and incorporated herein by reference.
Item 9.01.	Financial Statements and Exhibits
Exhibit No.	Document
99.1	Press release issued by the Registrant dated November 23, 2010.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	November 23, 2010	/s/ Robert J. Whelan
Robert J. Whelan, Chief Financial Officer

EXHIBIT INDEX

     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this Report:

Exhibit No.	Description
99.1	Copy of Registrant's news release dated November 23, 2010.

Exhibit 99.1

Eaton Vance Corp.
Report for the Three Months and Fiscal Year Ended October 31, 2010

Boston, MA, November 23, 2010 - Eaton Vance Corp. (NYSE: EV) earned $0.41 per diluted share in the fourth quarter of fiscal 2010 compared to earnings per diluted share of $0.39 in the fourth quarter of fiscal 2009 and $0.34 in the third quarter of fiscal 2010. Earnings were reduced $7.8 million, or $0.06 per diluted share, in the fourth quarter of fiscal 2010 by adjustments in connection with an increase in the estimated redemption value of non-controlling interests redeemable at other than fair value. Third quarter fiscal 2010 earnings were reduced $3.0 million, or $0.01 per diluted share, by expenses associated with the $200 million initial public offering of Eaton Vance Tax-Advantaged Bond and Option Strategies Fund in June. Fourth quarter fiscal 2009 earnings were increased approximately $0.05 per diluted share by tax adjustments primarily related to stock-based compensation. The Company earned $1.40 per diluted share in the fiscal year ended October 31, 2010 compared to $1.07 per diluted share in the fiscal year ended October 31, 2009. Fiscal 2010 earnings were reduced $18.4 million, or $0.15 per diluted share, by adjustments in connection with an increase in the estimated redemption value of non-controlling interests redeemable at other than fair value.

Net inflows of $3.2 billion into long-term funds and separate accounts in the fourth quarter of fiscal 2010 compare to net inflows of $5.5 billion in the fourth quarter of fiscal 2009 and $4.8 billion in the third quarter of fiscal 2010. Net inflows of $16.3 billion in fiscal 2010 compare to net inflows of $13.5 billion in fiscal 2009. Fourth quarter and fiscal 2010 net inflows reflect a $1.5 billion reduction in Parametric Portfolio Associates’ retail managed account (“RMA”) overlay assets as a result of the integration of Bank of America’s RMA program into the Merrill Lynch RMA program following Bank of America’s 2009 acquisition of Merrill Lynch. Unlike the former Bank of America program, the Merrill Lynch RMA program does not currently utilize outside overlay managers.

The Company’s annualized internal growth rate (total net inflows divided by beginning of period long-term assets) was 7 percent in the fourth quarter of fiscal 2010 and 11 percent in fiscal 2010 as a whole. Adjusting for the loss of overlay assets in connection with the Bank of America–Merrill Lynch RMA program integration, the Company’s annualized internal growth rate was 11 percent in the fourth quarter of fiscal 2010 and 12 percent in fiscal 2010 as a whole.

Assets under management on October 31, 2010 were $185.2 billion, a new all-time high. This represents an increase of 20 percent over the $154.9 billion of managed assets as of October 31, 2009 and an increase of 7 percent from the $173.3 billion of managed assets as of July 31, 2010.

“Eaton Vance achieved strong business results in fiscal 2010, with double-digit organic growth, record revenue and record assets under management at fiscal year end,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer. “We enter the new year with continued optimism for the Company’s success over the long term.”

Comparison to Fourth Quarter of Fiscal 2009

Long-term fund net inflows of $3.4 billion in the fourth quarter of fiscal 2010 compare to $0.5 billion of long-term fund net inflows in the fourth quarter of fiscal 2009, reflecting $10.2 billion of fund sales and other inflows and $6.8 billion of fund redemptions and other outflows. Institutional and high-net-

worth separate account net inflows in the fourth quarter of fiscal 2010 were $0.9 billion, consisting of gross inflows of $2.3 billion offset by $1.4 billion of outflows. In the fourth quarter of fiscal 2009, inflows of $5.7 billion into institutional and high-net-worth separate accounts were offset by outflows of $1.3 billion. Retail managed account net outflows were $1.1 billion in the fourth quarter of fiscal 2010 compared to $0.7 billion of net inflows in the fourth quarter of fiscal 2009, and reflect the loss of $1.5 billion of overlay assets in connection with the Bank of America–Merrill Lynch RMA program integration as described above. Retail managed account gross inflows of $1.6 billion in the fourth quarter of fiscal 2010 decreased from the $2.2 billion of inflows in the fourth quarter of fiscal 2009, while outflows of $2.7 billion in the fourth quarter of fiscal 2010 increased from outflows of $1.5 billion in the fourth quarter of fiscal 2009. Tables 1-4 on page 8 summarize the Company’s assets under management and asset flows by investment category.

Revenue in the fourth quarter of fiscal 2010 increased $49.5 million, or 19 percent, to $303.6 million from revenue of $254.1 million in the fourth quarter of fiscal 2009. Investment advisory and administration fees increased 18 percent to $230.4 million, reflecting an 18 percent increase in average assets under management. Distribution and underwriter fees increased 26 percent due to an increase in average fund assets that pay distribution fees and an increase in fund sales for which the Company received underwriting fees. Service fee revenue increased 12 percent due to an increase in average fund assets subject to service fees. Other revenue, which increased by $4.0 million, included $3.3 million of net realized and unrealized gains on investments of consolidated funds in the fourth quarter of fiscal 2010 compared to $1.2 million of net realized and unrealized gains on investments of consolidated funds in the fourth quarter of fiscal 2009.

Operating expenses increased $20.2 million, or 11 percent, to $197.5 million in the fourth quarter of fiscal 2010 compared to operating expenses of $177.3 million in the fourth quarter of fiscal 2009. Compensation expense increased 11 percent due to increases in employee headcount and base salaries, adjusted operating income-based bonus accruals, sales-based incentives and stock-based compensation. Distribution expense increased 20 percent from the prior fiscal year’s fourth quarter due primarily to increases in asset- and sales-based distribution expenses, including intermediary marketing support payments, Class C distribution fees, marketing and promotion expenses, and commissions paid on certain sales of Class A shares. Service fee expense increased 14 percent, in line with the increase in assets subject to service fees. Amortization of deferred sales commissions increased 29 percent, reflecting an increase in Class C amortization as a result of strong sales of Class C fund shares, offset by a decrease in Class B amortization consistent with a declining trend in Class B fund share sales and assets. Fund expenses decreased 38 percent in the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009, primarily reflecting a decrease in sub-advisory expenses due the termination by the Company of certain sub-advisory agreements in the fourth quarter of 2009 and associated additional accruals made at that time. Other expenses increased 9 percent, reflecting increases in consulting, facilities and travel expenses and a decrease in information technology expense.

Operating income in the fourth quarter of fiscal 2010 was $106.1 million, an increase of 38 percent over operating income of $76.9 million in the fourth quarter of fiscal 2009.

In evaluating operating performance, the Company considers operating income and net income, which are calculated on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), as well as adjusted operating income, a non-GAAP performance measure. Adjusted operating income is defined as operating income excluding the results of consolidated funds and adding back closed-end fund structuring fees, stock-based compensation, write-offs of intangible assets and other items that we consider non-operating in nature. The Company believes that adjusted operating income is a key indicator of the Company’s ongoing profitability and therefore uses this measure as the basis for calculating performance-based management incentives. Adjusted operating income is not, and should not be construed to be, a substitute for operating income computed in accordance with GAAP. However, in assessing the performance of the business, management and the Board of Directors look at adjusted operating income as a measure of underlying performance, since operating results of consolidated funds and amounts resulting from one-time events do not necessarily represent normal results of operations. In addition, when assessing performance, management and the Board look at performance both with and without stock-based compensation, a non-cash operating expense.

Adjusted operating income of $112.6 million in the fourth quarter of fiscal 2010 was 31 percent higher than the $85.7 million of adjusted operating income in the fourth quarter of fiscal 2009. The Company’s adjusted operating margin improved to 37.1 percent in the fourth quarter of fiscal 2010 from 33.7 percent in the fourth quarter of fiscal 2009.

The following table provides a reconciliation of operating income to adjusted operating income for the periods presented:

Reconciliation of Operating Income to Adjusted Operating Income
	Three Months Ended			% Change
				Q4 2010	Q4 2010
	October 31,	July 31,	October 31,	to	to
(in thousands)	2010	2010	2009	Q3 2010	Q4 2009

Operating income	$ 106,084	$ 78,762	$ 76,865	35%	38%
Closed-end fund structuring fees	-	2,583	-	(100)%	NM
Operating loss (income) of
consolidated funds	(4,432)	1,532	(1,363)	NM	NM
Stock-based compensation	10,960	11,852	10,196	(8)%	7%

Adjusted operating income	$ 112,612	$ 94,729	$ 85,698	19%	31%

Interest income decreased 16 percent in the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009 due to lower effective interest rates earned on cash balances. In the fourth quarter of fiscal 2010, the Company recognized $1.1 million of net realized and unrealized losses on separate account and corporate investments compared to $2.2 million of net realized and unrealized gains on separate account investments and $0.2 million of impairment losses on investments in collateralized debt obligation entities in the fourth quarter of fiscal 2009. The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income (loss) of affiliates, was 38.0 percent and 29.8 percent in the fourth quarter of fiscal 2010 and fiscal 2009, respectively. The increase in the Company’s fourth quarter effective tax rate was due primarily to a tax adjustment related to stock-based compensation in the fourth quarter of fiscal 2009 that resulted in a $5.2 million net reduction in the Company’s income tax expense.

Net income attributable to non-controlling interests increased $7.9 million in the fourth quarter of fiscal 2010 over the fourth quarter of fiscal 2009, reflecting the adoption of a new accounting pronouncement in fiscal 2010 that requires changes in the estimated redemption value of non-controlling interests redeemable at other than fair value to be recognized in net income attributable to non-controlling interests.

Net income attributable to Eaton Vance Corp. shareholders in the fourth quarter of fiscal 2010 was $50.3 million, compared to net income attributable to Eaton Vance Corp. shareholders of $48.4 million in the fourth quarter of fiscal 2009.

Comparison to Third Quarter of Fiscal 2010

Long-term fund net inflows of $3.4 billion in the fourth quarter of fiscal 2010 were in line with the $3.4 billion of long-term fund net inflows in the third quarter of fiscal 2010. Institutional and high-net-worth separate account net inflows in the fourth quarter of fiscal 2010 were $0.9 billion, consisting of gross inflows of $2.3 billion offset by $1.4 billion of outflows. In the third quarter of fiscal 2010, inflows of $3.5 billion into institutional and high-net-worth separate accounts were offset by outflows of $2.2 billion. Retail managed account net outflows were $1.1 billion in the fourth quarter of fiscal 2010 compared to $0.1 billion of net inflows in the third quarter of fiscal

2010, and reflect the loss of $1.5 billion of overlay assets in connection with the Bank of America–Merrill Lynch RMA program integration as described above. Retail managed account gross inflows of $1.6 billion in the fourth quarter of fiscal 2010 increased from the $1.5 billion of inflows in the third quarter of fiscal 2010, while outflows of $2.7 billion in the fourth quarter of fiscal 2010 increased from outflows of $1.4 billion in the third quarter of fiscal 2010. Tables 1-4 on page 8 summarize the Company’s assets under management and asset flows by investment category.

Revenue in the fourth quarter of fiscal 2010 increased $30.5 million, or 11 percent, to $303.6 million from $273.1 million in the third quarter of fiscal 2010. Investment advisory and administration fees increased 7 percent to $230.4 million, reflecting a 4 percent increase in average assets under management and $1.9 million in performance fees earned in the fourth quarter of fiscal 2010. Distribution and underwriter fees increased 23 percent due primarily to an increase in average fund assets that pay these fees. Service fee revenue increased 8 percent due to an increase in average fund assets subject to service fees. Other revenue, which increased by $6.4 million over the prior quarter, included $3.3 million of net realized and unrealized gains on investments of consolidated funds recognized in the fourth quarter of fiscal 2010 compared to $1.9 million of net realized and unrealized losses on investments of consolidated funds in the third quarter of fiscal 2010.

Operating expenses increased $3.2 million, or 2 percent, to $197.5 million in the fourth quarter of fiscal 2010 from $194.3 million in the third quarter of fiscal 2010. Compensation expense increased 2 percent, reflecting increases in adjusted operating income-based bonus accruals offset by decreases in sales-based incentives, stock-based compensation, payroll taxes and employee benefits. Distribution expense decreased 4 percent from the prior fiscal quarter, reflecting the $2.6 million in closed-end fund-related structuring fees paid to distribution partners in the third quarter, partially offset by increases in intermediary support payments and other asset and sales-based distribution expenses, Class C distribution fees and marketing and promotion expenses. Service fee expense increased 5 percent, in line with the increase in assets subject to service fees. Fund expenses decreased 24 percent from the third quarter of fiscal 2010 due to a decrease in fund expenses borne by the Company. Other expenses increased 6 percent from the third quarter, due to increases in information technology and consulting expenses.

Operating income in the fourth quarter of fiscal 2010 was $106.1 million, an increase of 35 percent from operating income of $78.8 million in the third quarter of fiscal 2010. Adjusted operating income of $112.6 million in the fourth quarter of fiscal 2010 was 19 percent higher than the $94.7 million of adjusted operating income recognized in the third quarter of fiscal 2010. The Company’s adjusted operating margin increased to 37.1 percent in the fourth quarter of fiscal 2010 from 34.7 percent in the third quarter of fiscal 2010.

In the fourth quarter of fiscal 2010, the Company recognized $1.1 million of net realized and unrealized losses on separate account and corporate investments. In the third quarter of fiscal 2010, the Company recognized $1.3 million of net realized and unrealized gains on separate account and corporate investments. The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income (loss) of affiliates, was 38.0 percent and 39.9 percent in the fourth quarter and third quarter of fiscal 2010, respectively.

Net income attributable to non-controlling interests increased $8.2 million in the fourth quarter of fiscal 2010 compared to the prior quarter, primarily reflecting increases in the carrying value of non-controlling interests redeemable at other than fair value recorded in the fourth quarter of fiscal 2010.

Net income attributable to Eaton Vance Corp. shareholders in the fourth quarter of fiscal 2010 was $50.3 million compared to net income attributable to Eaton Vance Corp. shareholders of $41.8 million in the third quarter of fiscal 2010.

Cash and cash equivalents and short-term investments totaled $307.9 million on October 31, 2010 compared to $360.5 million on October 31, 2009. During fiscal 2010, the Company used $111.2 million to repurchase and retire approximately 3.7 million shares of its Non-Voting Common Stock and paid $75.7 million of dividends to shareholders. There were no outstanding borrowings against the Company’s $200.0 million credit facility on October 31, 2010. Approximately 4.8 million shares remain unused of the current 8.0 million share repurchase authorization.

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating back to 1924. Eaton Vance and its affiliates offer individuals and institutions a broad array of investment strategies and wealth management solutions. The Company’s long record of providing exemplary service and attractive returns through a variety of market conditions has made Eaton Vance the investment manager of choice for many of today’s most discerning investors. For more information about Eaton Vance, visit www.eatonvance.com.

This news release contains statements that are not historical facts, referred to as “forward-looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, client sales and redemption activity, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Eaton Vance Corp.
Summary of Results of Operations
(in thousands, except per share figures)

		Three Months Ended				Twelve Months Ended
				% Change	% Change
	October 31,	July 31,	October 31,	Q4 2010 to	Q4 2010 to	October 31,	October 31,
	2010	2010	2009	Q3 2010	Q4 2009	2010	2009	% Change
Revenue:
Investment advisory and
administration fees	$ 230,403	$ 214,752	$ 194,983	7%	18%	$ 867,683	$ 683,820	27%
Distribution and underwriter fees	29,954	24,341	23,713	23	26	103,995	85,234	22
Service fees	37,055	34,243	33,228	8	12	139,741	116,331	20
Other revenue	6,182	(257)	2,214	NM	179	10,242	4,986	105
Total revenue	303,594	273,079	254,138	11	19	1,121,661	890,371	26
Expenses:
Compensation of officers and
employees	87,855	86,079	78,883	2	11	348,897	293,062	19
Distribution expense	32,584	33,771	27,095	(4)	20	126,064	95,988	31
Service fee expense	30,265	28,906	26,441	5	14	116,900	94,468	24
Amortization of deferred sales
commissions	10,011	9,187	7,779	9	29	35,533	35,178	1
Fund expenses	4,792	6,267	7,786	(24)	(38)	20,455	22,432	(9)
Other expenses	32,003	30,107	29,289	6	9	120,530	116,023	4
Total expenses	197,510	194,317	177,273	2	11	768,379	657,151	17
Operating Income	106,084	78,762	76,865	35	38	353,282	233,220	51
Other Income/(Expense):
Interest income	659	719	789	(8)	(16)	2,864	3,745	(24)
Interest expense	(8,426)	(8,413)	(8,413)	-	-	(33,666)	(33,682)	-
Realized gains (losses) on investments	(508)	6,445	1,846	NM	NM	7,434	(915)	NM
Unrealized gains (losses) on investments	(597)	(5,132)	341	(88)	NM	(3,134)	6,993	NM
Foreign currency gains (losses)	(131)	(22)	36	495	NM	181	165	10
Impairment losses on investments	-	-	(226)	-	NM	-	(1,863)	NM
Income Before Income Taxes and Equity
in Net Income (Loss) of Affiliates	97,081	72,359	71,238	34	36	326,961	207,663	57
Income Taxes	(36,849)	(28,889)	(21,211)	28	74	(126,263)	(71,044)	78
Equity in Net Income (Loss) of
Affiliates, Net of Tax	(16)	10	410	NM	NM	527	(1,094)	NM
Net Income	60,216	43,480	50,437	38	19	201,225	135,525	48
Net Income Attributable
to Non-Controlling Interests	(9,910)	(1,730)	(2,003)	473	395	(26,927)	(5,418)	397
Net Income Attributable to
Eaton Vance Corp. Shareholders	$ 50,306	$ 41,750	$ 48,434	20	4	$ 174,298	$ 130,107	34
Earnings Per Share Attributable to
Eaton Vance Corp. Shareholders:
Basic	$ 0.43	$ 0.35	$ 0.41	23	5	$ 1.47	$ 1.11	32
Diluted	$ 0.41	$ 0.34	$ 0.39	21	5	$ 1.40	$ 1.07	31
Dividends Declared, Per Share	$ 0.180	$ 0.160	$ 0.160	13	13	$ 0.660	$ 0.625	6

Weighted Average Shares Outstanding:
Basic	116,217	116,549	116,478	-	-	116,444	116,175	-
Diluted	121,601	122,612	122,657	(1)	(1)	122,632	120,575	2

Eaton Vance Corp.
Balance Sheet
(in thousands, except per share figures)

	October 31,	October 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$ 307,886	$ 310,586
Short-term investments	-	49,924
Investments advisory fees and other receivables	129,380	107,975
Other current assets	57,276	19,677
Total current assets	494,542	488,162

Other Assets:
Deferred sales commissions	48,104	51,966
Goodwill	135,786	135,786
Other intangible assets, net	73,018	80,834
Long-term investments	334,409	133,536
Deferred income taxes	119,341	97,044
Equipment and leasehold improvements, net	71,219	75,201
Note receivable from affiliate	-	8,000
Other assets	4,188	4,538
Total other assets	786,065	586,905
Total assets	$ 1,280,607	$ 1,075,067

LIABILITIES, TEMPORARY EQUITY AND PERMANENT EQUITY

Current Liabilities:
Accrued compensation	$ 119,957	$ 85,273
Accounts payable and accrued expenses	60,843	51,881
Dividend payable	21,319	18,812
Deferred income taxes	22,067	15,580
Contingent purchase price liability	5,079	13,876
Other current liabilities	28,736	2,902
Total current liabilities	258,001	188,324
Long-Term Liabilities:
Long-term debt	500,000	500,000
Other long-term liabilities	44,732	35,812
Total long-term liabilities	544,732	535,812
Total liabilities	802,733	724,136
Commitments and contingencies	-	-

Temporary Equity:
Redeemable non-controlling interests	67,019	43,871
Total temporary equity	67,019	43,871

Permanent Equity:
Voting common stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued, 399,240 and 431,790 shares, respectively	2	2
Non-voting common stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued, 117,927,054 and 117,087,810 shares, respectively	461	457
Additional paid-in capital	50,225	44,786
Notes receivable from stock option exercises	(3,158)	(3,078)
Accumulated other comprehensive loss	(435)	(1,394)
Retained earnings	363,190	266,196
Total Eaton Vance Corp. shareholders' equity	410,285	306,969
Non-redeemable non-controlling interests	570	91
Total permanent equity	410,855	307,060
Total liabilities, temporary equity and permanent equity	$ 1,280,607	$ 1,075,067

Table 1			Table 2
Asset Flows (in millions)			Assets Under Management
Twelve Months Ended October 31, 2010			By Investment Category (in millions)
(unaudited)			(unaudited)
Assets as of October 31, 2009 - beginning of
period	$ 154,896		October 31,	July 31,	%	October 31,	%
Long-term fund sales and inflows	34,123		2010	2010	Change	2009	Change
Long-term fund redemptions and outflows	(22,681)	Equity Funds	$ 59,552	$ 56,979	5%	$ 54,779	9%
Long-term fund net exchanges	(74)	Fixed Income Funds	36,423	32,933	11%	24,970	46%
Institutional/HNW account inflows	12,000	Bank Loan Funds	17,999	16,359	10%	16,452	9%
Institutional/HNW account outflows	(7,267)	Cash Management Funds	1,143	1,165	-2%	1,417	-19%
Retail managed account inflows	6,683	Separate Accounts	70,126	65,876	6%	57,278	22%
Retail managed account outflows	(6,512)	Total	$ 185,243	$ 173,312	7%	$ 154,896	20%
Market value change	14,349
Change in cash management funds	(274)
Net change	30,347
Assets as of October 31, 2010 - end of period	$ 185,243

Table 3
Asset Flows by Investment Category (in millions)
(unaudited)
		Three Months Ended	Twelve Months Ended
	October 31,	July 31,	October 31,	October 31,	October 31,
	2010	2010	2009	2010	2009
Equity fund assets - beginning of period	$ 56,979	$ 60,997	$ 52,873	$ 54,779	$ 51,956
Sales/inflows	3,642	2,907	2,919	13,272	14,108
Redemptions/outflows	(4,358)	(2,991)	(3,053)	(13,514)	(12,667)
Exchanges	(46)	(57)	(17)	346	(77)
Market value change	3,335	(3,877)	2,057	4,669	1,459
Net change	2,573	(4,018)	1,906	4,773	2,823
Equity assets - end of period	$ 59,552	$ 56,979	$ 54,779	$ 59,552	$ 54,779
Fixed income fund assets - beginning of period	32,933	29,383	23,078	24,970	20,382
Sales/inflows	4,828	4,644	2,305	15,878	6,994
Redemptions/outflows	(1,918)	(1,398)	(1,691)	(6,471)	(5,026)
Exchanges	44	65	6	219	106
Market value change	536	239	1,272	1,827	2,514
Net change	3,490	3,550	1,892	11,453	4,588
Fixed income assets - end of period	$ 36,423	$ 32,933	$ 24,970	$ 36,423	$ 24,970
Bank loan fund assets - beginning of period	16,359	17,739	15,847	16,452	13,806
Sales/inflows	1,704	1,042	1,257	4,973	4,270
Redemptions/outflows	(530)	(780)	(1,284)	(2,696)	(4,251)
Exchanges	5	(670)	(3)	(639)	3
Market value change	461	(972)	635	(91)	2,624
Net change	1,640	(1,380)	605	1,547	2,646
Bank loan assets - end of period	$ 17,999	$ 16,359	$ 16,452	$ 17,999	$ 16,452
Long-term fund assets - beginning of period	106,270	108,119	91,798	96,201	86,144
Sales/inflows	10,174	8,593	6,481	34,123	25,372
Redemptions/outflows	(6,806)	(5,169)	(6,028)	(22,681)	(21,944)
Exchanges	3	(662)	(14)	(74)	32
Market value change	4,333	(4,610)	3,964	6,405	6,597
Net change	7,704	(1,848)	4,403	17,773	10,057
Total long-term fund assets - end of period	$ 113,974	$ 106,271	$ 96,201	$ 113,974	$ 96,201
Separate accounts - beginning of period	65,876	66,602	50,452	57,278	35,832
Institutional/HNW account inflows	2,275	3,455	5,674	12,000	13,015
Institutional/HNW account outflows	(1,393)	(2,143)	(1,261)	(7,267)	(5,103)
Institutional/HNW account exchanges	-	660	-	-	-
Institutional/HNW assets acquired[1]	-	-	-	-	4,818
Retail managed account inflows	1,599	1,488	2,153	6,683	8,379
Retail managed account outflows	(2,688)	(1,403)	(1,482)	(6,512)	(6,261)
Retail managed account acquired[1]	-	-	-	-	2,035
Separate accounts market value change	4,457	(2,783)	1,742	7,944	4,563
Net change	4,250	(726)	6,826	12,848	21,446
Separate accounts - end of period	$ 70,126	$ 65,876	$ 57,278	$ 70,126	$ 57,278
Cash management fund assets - end of period	1,143	1,165	1,417	1,143	1,417
Total assets under management -
end of period	$ 185,243	$ 173,312	$ 154,896	$ 185,243	$ 154,896
		Table 4
	Long-Term Fund and Separate Account Net Flows (in millions)
		(unaudited)
		Three Months Ended	Twelve Months Ended
	October 31,	July 31,	October 31,	October 31,	October 31,
	2010	2010	2009	2010	2009
Long-term funds:
Open-end and other funds	$ 3,207	$ 3,431	$ 1,094	$ 12,804	$ 7,398
Closed-end funds	389	171	107	691	(9)
Private funds	(228)	(178)	(748)	(2,053)	(3,961)
Institutional/HNW accounts	882	1,311	4,413	4,733	7,912
Retail managed accounts	(1,089)	85	671	171	2,118
Total net flows	$ 3,161	$ 4,820	$ 5,537	$ 16,346	$ 13,458

[1]	Tax Advantaged Bond Strategies acquired by Eaton Vance subsidiary, Eaton Vance Management, in December 2008.